SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2005

Meadows Springs, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-110249	71-0915825
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 403, Dallas, Texas 75205

 (Address of Principal Executive Offices and  Zip Code)

(214) 389-9800

(Registrant’s Telephone Number, Including Area Code)

Suite 7, 11511 Cambie Road, Richmond, B.C. V6X 1L6

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The principal business of Meadows Springs, Inc., dba Earth Biofuels, Inc. (the “Company”), is the production, marketing, and distribution of alternative fuels, with an emphasis on biodiesel fuel.  The Company benefits from federal and local tax credits for producers of biodiesel fuel such as those outlined in the U.S. Energy Bill of 2005 and Oklahoma House Bill No. 1398.  The Company also benefits from government subsidies for producers of biodiesel fuel.

The primary operating subsidiary, Earth Biofuels, Inc., owns and operates a biodiesel refining / production facility located in Meridian, Mississippi.  The subsidiary sells the biodiesel product though wholesale distributors, as well as through direct retail sales at its leased service station in Jackson, Mississippi.  The subsidiary plans to acquire a truck stop to broaden the sale of biodiesel fuel to retail customers.  The biodiesel fuel product sold to retail customers is a 20% biodiesel blend with 80% regular diesel, known as B20.

The Company owns another subsidiary, Durant Biofuels, LLC, which is in the process of building a 10 million gallon per year biodiesel manufacturing plant on approximately 4 acres of land in an industrial park in Durant, Oklahoma.

In addition to its refining / production facility and the new project site, the Company currently owns a 12,000 square foot office facility at 6070 I-55 S., in Jackson, Mississippi, that serves as operational headquarters for Mississippi personnel.

Dennis McLaughlin, Chairman of the Company, has served as CEO and Chairman of Apollo Resources International, Inc. (a publicly traded company) since October of 2004.  He was CEO of Blue Wireless & Data, Inc. (a publicly traded company) from June 2004 through April 2005, and continues as Chairman from June 2004 to the present.  He was CEO and Co-Chairman of Ocean Resources, Inc. (a publicly traded company) from September, 2003 to January 2005.  Mr. McLaughlin founded MAC Partners, LP in January 2002.  Prior to that he founded Aurion Technologies, LLC in 1998 and served as CEO and was a Director through 2001.  He founded Aurora Natural Gas, LLC in 1993 and served as CEO through 2001.  Prior to starting his own companies, he worked as a Manager of Marketing & Transportation for Highland Energy from 1991 to 1993, and before this worked as a gas marketing representative for Clinton Natural Gas from 1990 to 1991.  Mr. McLaughlin received a Bachelor of Economics degree from the University of Oklahoma in 1992.

Tommy Johnson, CEO and Director of the Company, has served as CEO of the Company’s Mississippi-based subsidiary, Earth Biofuels, Inc., since January 2004, where he led the acquisition of the Company’s biodiesel refinery and biodiesel refueling station.  Mr. Johnson created and marketed a retail brand of a biodiesel fuel product and established wholesale distribution agreements.  Mr. Johnson is also a member of the Board of Directors for the National Biodiesel Board, and is President of Apollo Alternative Fuels Company LLC, a wholly owned subsidiary of Apollo Resources International, Inc.  Mr. Johnson has a strong background in sales and marketing and currently oversees the branding, marketing and sales of the range of alternative fuels products encompassed by Apollo Alternative Fuels Company LLC.  Mr. Johnson has extensive experience in biodiesel fuels, government programs related to alternative fuels, and expertise in bringing alternative fuel products to market.  Mr. Johnson also has over nine years of experience in the automotive industry, primarily in dealership management for Chrysler and Chevrolet.  Mr. Johnson received a B.B.A. from the University of Texas in 1988.

Mr. Carl Chow and Mr. Herbert Wong are the remaining two directors, whose resignations from the Company will become effective September 29, 2005.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meadows Springs , Inc.
(Registrant)

Date: September 27, 2005	By:	/s/ Dennis G. McLaughlin, III
Dennis G. McLaughlin, III
Chairman